Exagen Inc. Announces Select Preliminary 2025 Financial Results

January 11, 2026

Carlsbad, CA—Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing, today announced select preliminary unaudited financial results for the fourth quarter and year ended December 31, 2025, in line with prior financial guidance.

Select Preliminary Unaudited 2025 Results

Revenue
	Three Months Ended December 31, 2025	Twelve Months Ended December 31, 2025
Total Revenue	$16M to $17M	$66M to $67M
Year-Over-Year Growth	17% to 24%	19% to 20%

Other
Twelve Months Ended December 31, 2025
AVISE CTD Volume	136,000 to 137,000
AVISE CTD Trailing 12-month (TTM) average selling price	$441 to $445
Year-end cash and cash equivalents	$32M

The select preliminary unaudited financial results reported today represent:

•Record full year 2025 revenue, an increase of at least 19% over 2024
•AVISE CTD trailing 12-month (TTM) ASP expansion by at least $30 compared to 2024
•AVISE CTD test volume growth of at least 13,000, an 11% increase over 2024
•Year-end cash and cash equivalents of $32 million, a $10 million increase over 2024

“I am pleased to report the completion of another strong year for Exagen in which we’ve continued to make substantial progress in building a great company; a testament to continued execution across our commercial, scientific, and operational teams,” said

John Aballi, President and CEO. “Based upon our preliminary results, we delivered significant topline growth, driven by both volume and ASP expansion, despite unexpected ASP headwinds in the second half of the year. We also strengthened our scientific and commercial teams and subsequently launched our first enhancements to the AVISE platform in several years, with more on the horizon. Our strong cash position and disciplined approach provide the flexibility to continue to invest in innovation and advance our strategy to change the standard of care in autoimmune disease while pursuing our goal of operating a profitable company.”

Cautionary Note Regarding Select Preliminary Unaudited Financial Results

Exagen is providing the above select preliminary unaudited financial information and results of operations as of and for the three months and year ended December 31, 2025, based on currently available information. The company’s financial closing procedures with respect to the estimated financial data provided above are not yet complete. These procedures often result in changes to accounts. The company’s independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to the select preliminary unaudited financial information and, accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. As a result, the company’s final results may vary from the preliminary results presented above. Management undertakes no obligation to update or supplement the information provided above until it releases its audited financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the year ended December 31, 2025.

About Exagen

Exagen Inc. (Nasdaq: XGN) is a leading provider of autoimmune diagnostics, committed to transforming care for patients with chronic and debilitating autoimmune conditions. Based in San Diego County, California, Exagen’s mission is to provide clarity in autoimmune disease decision making and improve clinical outcomes through its innovative testing portfolio. The company’s flagship product, AVISE® CTD, enables clinicians to more effectively diagnose complex autoimmune conditions such as lupus, rheumatoid arthritis, and Sjögren’s syndrome earlier and with greater accuracy. Exagen’s laboratory specializes in the testing of rheumatic diseases, delivering precise and timely results, supported by a full suite of AVISE-branded tests for disease diagnosis, prognosis, and monitoring. With a focus on research, innovation, education, and patient-centered care, Exagen is dedicated to addressing the ongoing challenges of autoimmune disease management.

For more information, please visit Exagen.com or follow @ExagenInc on X (formerly known as Twitter).

Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Exagen’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: Exagen’s goals, strategies and ambitions; the potential utility and effectiveness of Exagen’s services and testing solutions, additional enhancements to the AVISE platform; potential shareholder value and growth and profitability; preliminary financial information for 2025. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving its tests; Exagen’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products among rheumatologists, patients, third-party payors and others in the medical community; Exagen’s ability to successfully execute on its business strategies; third-party payors not providing coverage and adequate reimbursement for Exagen’s testing products, including Exagen’s ability to collect on funds due; Exagen’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting Exagen’s business; and other risks described in Exagen’s prior press releases and Exagen’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in Exagen’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025, Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 filed with the SEC on November 4, 2025 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
Jeff Black, Chief Financial Officer
Exagen Inc.
ir@exagen.com